                                                                    Exhibit 99.1


                         Independent Accountants' Report

Board of Directors
The BoatmenOs National Bank of St. Louis

We have examined management's assertion that The Boatmen's National Bank of St. Louis (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) to the extent the procedures in such program are applicable to its servicing obligations for automobile loans serviced for others, during the year ended December 31, 1996, included in the accompanying report titled Report of Management. Management is responsible for the Bank's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with specified requirements.

In our opinion, management's assertion that The Boatmen's National Bank of St. Louis complied with the aforementioned requirements applicable to its servicing obligations for automobile loans serviced for others during the year ended December 31, 1996, is fairly stated, in all material respects.


                                    /s/ Ernst & Young LLP
                                    ---------------------

St. Louis, Missouri
February 17, 1997

                                                              Exhibit 99.1

                              Report of Management


We, as members of management of The Boatmen's National Bank of St. Louis (the
Bank), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) to the extent the procedures in such program are applicable to its servicing obligations for automobile loans serviced for others. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Bank's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996, and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Bank complied with the minimum servicing standards set forth in the USAP to the extent the procedures in such program are applicable to its servicing obligations for automobile loans serviced for others.





/s/ James D. Rudolphi                        /s/ Sarina A. Strack
---------------------                       ---------------------
    James D. Rudolphi                            Sarina A. Strack
Vice President and Manager                   Vice President and Controller
  Accounting Services                         Retail Loan Service Center

                                                                  Exhibit 99.2


March 19, 1997



Mr. Marcus Gustafson
The Chase Manhattan Bank, N.A.
450 West 33rd Street
15th Floor
New York, NY 10001-2697


Ms. Cheryl Laser
The Bank of New York
101 Barclay
Floor 12 East
New York, NY 10286


Dear Mr. Gustafson & Ms. Laser:

In accordance with the Trust Agreement (the "Agreement") dated as of September 1, 1995, covering the Boatmen's Auto Trust 1995-A, the undersigned certifies that a review of the activities of the Servicer during the year ending December 31, 1996 and of its performance of its obligations under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such year, and that he has obtained no knowledge of any default in the fulfillment of any such obligations.




                         /s/ Richard E. Grimmer
                         ----------------------
                             Richard E. Grimmer